Exhibit F

LOCK-UP LETTER AGREEMENT

Sunesis Pharmaceuticals, Inc.

341 Oyster Point Boulevard

South San Francisco, California 94080

Ladies and Gentlemen:

The undersigned understands that Sunesis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and certain persons (the “Investors”) propose to enter into a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”) providing for the purchase by the Investor of shares (the “Shares”) of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company and warrants (the “Warrants”) to purchase additional shares of Common Stock (the “Financing”).

In consideration of the execution of the Purchase Agreement by the Investors, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of the Company, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and shares of Common Stock that may be issued upon exercise of any option or warrant) or securities convertible into or exchangeable for Common Stock, or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, for a period of 60 days after the Closing Date (as defined in the Purchase Agreement) (such 60-day period, the “Lock-Up Period”).

The foregoing paragraph shall not apply to (1) transfers of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock made as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the terms of this Lock-Up Letter Agreement prior to such transfer, (2) transfers of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock to an immediate family member of the undersigned or to any trust for the direct or indirect benefit of the undersigned or an immediate family member of the undersigned, provided that the transferee agrees in writing to be bound by the terms of this Lock-Up Letter Agreement prior to such transfer and (3) distributions to partners, members, shareholders or affiliates of the undersigned, provided that the undersigned is a limited partnership, limited liability company or corporation and the distributees thereof agree in writing to be bound by the terms of this Lock-Up Letter Agreement prior to such distribution.

Notwithstanding the foregoing, if the registration statement covering the resale of the Shares and the shares of Common Stock issuable upon exercise of the Warrants (the “Registration Statement”) has not been declared effective by the SEC prior to the expiration of the Lock-Up Period, then the restrictions imposed by this Lock-Up Letter Agreement shall continue to apply until the earlier of the expiration of (1) the 30-day period beginning on the date that the Registration Statement is declared effective by the SEC or (2) the 180-day period after the Closing Date, unless the Company waives, in writing, such extension.

In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

It is understood that, if the Company notifies the Investors that it does not intend to proceed with the Financing, if the Purchase Agreement does not become effective, or if the Purchase Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares and the Warrants, the undersigned shall have no further obligations under this Lock-Up Letter Agreement.

The undersigned understands that the Company and the Investors will proceed with the Financing in reliance on this Lock-Up Letter Agreement. Whether or not the Financing actually occurs depends on a number of factors, including market conditions.

The terms of this Lock-Up Letter Agreement shall be construed in accordance with the laws of the State of California.

[Signature Page Follows]

Exhibit F

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

Warburg Pincus Equity Partners L.P.
Warburg Pincus Netherlands Equity Partners I
Warburg Pincus Netherlands Equity Partners II
Warburg Pincus Netherlands Equity Partners III

By:	Warburg Pincus, Its General Partner

/s/ Jonathan Leff

(Name of Signatory if Stockholder is an entity—Please Print)

(Title of Signatory if Stockholder is an entity—Please Print)

Dated: 3/14/06